Exhibit 99.1

Press Release

CHELSEA THERAPEUTICS ANNOUNCES PROPOSED PUBLIC OFFERING

OF COMMON STOCK

Charlotte, NC, January 5, 2012 – Chelsea Therapeutics International, Ltd. (Nasdaq: CHTP) announced today its intention to offer, subject to market and other conditions, $20.0 million of its common stock in an underwritten public offering pursuant to its existing shelf registration statement. The company also intends to grant to the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock sold in the public offering to cover over-allotments, if any.

Leerink Swann LLC is acting as the sole book-running manager for the offering. Needham & Company, LLC and Roth Capital Partners, LLC are acting as the co-managers of the offering.

The securities described above are being offered by Chelsea pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering. The offering may be made only by means of a prospectus, copies of which may be obtained, when available, from Leerink Swann LLC, Attention: Syndicate Prospectus Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by telephone at 617-918-4814, or by facsimile at 617-918-4914.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including Northera™ (droxidopa), an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, and CH-4051, a metabolically inert oral antifolate engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the public offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-4051, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K/A.

Press Release

Investors:	Media:
Kathryn McNeil	Lauren Tortorete
Chelsea Therapeutics	Hill & Knowlton
704-973-4231	212-885-0348
mcneil@chelseatherapeutics.com	lauren.tortorete@hillandknowlton.com